Exhibit 10.40
CONFIDENTIAL TREATMENT REQUESTED
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License Agreement
This License Agreement (“Agreement”) is made and entered into as of July 31, 2008 (“Effective Date”), by and among Transmeta Corporation, a Delaware corporation having an office at 2540 Mission College Blvd., Santa Clara, CA 95054 (“Transmeta”), NVIDIA Corporation, a Delaware corporation having an office at 2701 San Tomas Expressway, Santa Clara, CA 95050 (“NVIDIA”) and NVIDIA International, Inc., a Cayman corporation and Barbados international business company having an office at Chamberlain Place, Broad Street, Bridgetown, Barbados (“NVIDIA Sub”). NVIDIA Sub is a wholly owned subsidiary of NVIDIA. Each of Transmeta and NVIDIA are referred to herein as a “Party” and together as the “Parties”.
RECITALS
          A. NVIDIA wishes to obtain from Transmeta, and Transmeta is willing to grant to NVIDIA, licenses for NVIDIA to use and exploit certain Transmeta-owned intellectual property in connection with NVIDIA’s products and in accordance with the terms and conditions of this Agreement.
          B. NVIDIA and Transmeta have previously entered into that certain Design Evaluation Agreement, dated [* * *], pursuant to which NVIDIA has had the opportunity to evaluate certain Transmeta-owned materials and become familiar with Transmeta’s technologies related to the intellectual property to be licensed hereunder.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. DEFINITIONS
     1.1 “Acquiring Person” means a “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) that acquires (a) securities representing a majority of the voting power of all of a Party’s outstanding voting securities or (b) all or substantially all of a Party’s assets, without regard to the sale of cash or receivables.
     1.2 “Adaptive Power Control” means [* * *].
     1.3 “Architecture Technology” means Transmeta’s technologies and source materials described in Exhibit A attached hereto, as they exist as of the Effective Date of this Agreement.
     1.4 “Change of Control” means, with respect to a Party, the occurrence of any of the following events: (a) any consolidation or merger of such Party with or into any other entity in which the holders of such Party’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity (any such entity, a “Merger Partner”); (b) the sale, transfer, or assignment of securities of such Party representing

* * * Confidential treatment will be requested for portions of this exhibit. Omissions are designated as [* * *]. A complete version of this exhibit will be filed separately with the Securities and Exchange Commission.

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a majority of the voting power of all of such Party’s outstanding voting securities to an Acquiring Person; or (c) the sale of all or substantially all of such Party’s assets, without regard to the sale of cash or receivables, to an Acquiring Person.
     1.5 “Exploit” means to make, use, sell, offer for sale, import, distribute, lease, license, and otherwise dispose of or transfer. Other forms of this term (such as “Exploitation”) shall be interpreted in accordance with the foregoing definition.
     1.6 “Foundry Product” means a product that (a) is designed, in whole or in substantial part, by a third party (or on behalf of a third party by anyone other than NVIDIA or an NVIDIA Subsidiary), (b) does not prominently bear an NVIDIA brand, and (c) is manufactured or reproduced by or on behalf of NVIDIA or a sublicensed Subsidiary of NVIDIA under circumstances where all or substantially all of such products are sold, licensed, distributed, or otherwise transferred by NVIDIA or the sublicensed NVIDIA Subsidiary to that third party (or to customers of, and as directed by, that third party).
     1.7 “Have Made” means to contract with a third party or parties to perform manufacturing functions or services (including wafer fabrication, testing, and/or packaging services) for NVIDIA or an NVIDIA Subsidiary.
     1.8 “Intellectual Property Rights” means Patent rights, mask work rights, copyrights and trade secret rights. Intellectual Property Rights shall not include, and specifically excludes: (i) rights in and to trademarks, trade names, logos, service marks, and other designations of source; and (ii) any rights in design patents and design patent applications.
     1.9 “Licensed Patents” means: (a) the patents and patent applications listed on Exhibit C attached hereto and corresponding foreign counterpart patents and patent applications, if any; (b) any application for Patent owned or controlled by Transmeta or any of its Subsidiaries in the future which has not been filed as of the Effective Date but with respect to which Transmeta or any of its Subsidiaries has, as of the Effective Date, directed patent counsel to prepare a patent application (including a provisional patent application); and (c) any Patent that claims a priority date from any Patent covered by clause (a) or (b) above. Licensed Patent does not include, and specifically excludes, any patent and patent application with respect to which Transmeta or a Transmeta Subsidiary would be required to pay a fee or other monetary consideration to a third party in connection with or respect to the grant of a license or the exercise of rights under such patent or patent application as contemplated herein.
     1.10 “LongRun2 Technology” means Transmeta’s LongRun2 power management and related technologies described in Exhibit B attached hereto, as they exist as of the Effective Date of this Agreement.
     1.11 “NVIDIA Field of Use” means and includes the fields of [* * *].

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     1.12 “NVIDIA Product” means:
          (a) excluding Foundry Products, any product that is designed (in whole or in substantial part) by or on behalf of NVIDIA or an NVIDIA Subsidiary and is manufactured and/or sold by or on behalf of NVIDIA or an NVIDIA Subsidiary and that consists entirely or primarily of [* * *]; and
          (b) excluding Foundry Products, in the case where [* * *] (“Driver Software”) was jointly developed by NVIDIA (or an NVIDIA Subsidiary) and a third party (a “Jointly Developed Product”) and NVIDIA’s contribution to the Jointly Developed Product (which may or may not include some or all of the Transmeta Technology) comprises [* * *] Driver Software that provides, in addition to the functionality provided by the Transmeta Technology, substantial functionality beyond that provided by the third party, then (i) when the Jointly Developed Product is sold, or the Driver Software is licensed, by NVIDIA or an NVIDIA Subsidiary, the entire Jointly Developed Product will be considered an NVIDIA Product, and (ii) when the Jointly Developed Product is sold, or the Driver Software is licensed, by the third party (or any of its subsidiaries) that jointly developed the product, only that portion of the Jointly Developed Product that was developed by NVIDIA or an NVIDIA Subsidiary (the “NVIDIA Subsystem”) will be considered an NVIDIA Product (provided, however, that none of such Jointly Developed Product will be considered an NVIDIA Product if the NVIDIA Subsystem has no substantial functionality other than Adaptive Power Control).
     1.13 “Patent(s)” means all classes and types of patents (including originals, divisions, continuations, continuations-in-part, extensions or reissues), and applications for these classes or types of patents, throughout the world, with the exception of design patents and design patent applications.
     1.14 “Subsidiary” means any corporation, partnership, limited liability company, or other entity recognized in any jurisdiction in the world, now or hereafter, in which a Party owns or controls (either directly or indirectly), now or hereafter, greater than fifty percent (50%) of the voting power of the outstanding shares or stock or securities entitled to vote for the election of directors or similar managing authority, or (if such entity does not have voting shares or stock or other voting securities) greater than fifty percent (50%) of the voting power of the ownership interest that represents the right to make decisions for such entity. An entity shall be deemed to be a Subsidiary under this Agreement only so long as the Party to which such Subsidiary relates: (a) continues to own or control shares, stock, securities or other ownership interest in that entity at the level required above; and (b) has not contractually or otherwise surrendered or in any other material way constrained its authority to elect the managing authority or make decisions for the entity.
     1.15 “Transmeta Technology” means, collectively, the Architecture Technology and the LongRun2 Technology.
     1.16 “Transmeta Technology Deliverables” means the electronic documentation and other computer files that describe, document, or embody each element of the Transmeta Technology identified in Exhibit A or Exhibit B.

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2. LICENSE
     2.1 License Grant. Subject to the terms and conditions of this Agreement, Transmeta, on behalf of itself and its Subsidiaries, grants to NVIDIA a worldwide, nonexclusive, perpetual, irrevocable and non-terminable (except as expressly provided in Section 8.2), nontransferable and non-assignable (except as set forth in Section 14.1), non-sublicensable (except as set forth in Section 2.2) and fully-paid-up license under all of the Licensed Patents and all Intellectual Property Rights in the Transmeta Technology and Transmeta Technology Deliverables owned or controlled by Transmeta or any of its Subsidiaries, to:
          (a) Exploit and Have Made NVIDIA Products; and
          (b) use, reproduce, modify, and create derivative works of the Transmeta Technology Deliverables in connection with the design, development, manufacturing, testing, distribution, and/or sale of NVIDIA Products.
If any action on the part of any Transmeta Subsidiary is necessary to make the license grant above fully effective, Transmeta shall ensure that such Subsidiary takes such action.
     2.2 Sublicensing. NVIDIA has the right to sublicense any (or all) of the license rights granted in Section 2.1 to any one or more NVIDIA Subsidiaries. NVIDIA, however, will be responsible for the acts and omissions of each and every such NVIDIA Subsidiary with respect to the terms and conditions of this Agreement as if they were acts and omissions of NVIDIA itself. NVIDIA also has the right: (a) to sublicense to suppliers (including foundries and other contract manufacturers) any or all of the license rights granted in Section 2.1, solely as necessary for NVIDIA or any of its Subsidiaries to exercise the Have Made rights granted above; and (b) to sublicense to NVIDIA’s and its Subsidiaries’ direct and indirect customers and NVIDIA’s and its Subsidiaries’ distributors the rights to use and, in the case of distributors, distribute, sell, offer for sale, lease, and license the NVIDIA Products furnished by NVIDIA or its Subsidiary. NVIDIA may distribute and disclose the Transmeta Technology Deliverables to any Subsidiary or other authorized sublicensee, solely for such entity’s use in the exercise of the rights sublicensed to it by NVIDIA, subject to the terms of Section 9 below.
     2.3 Limitations. NVIDIA expressly acknowledges that the license rights granted in Sections 2.1 and 2.2 above are subject to the following limitations, restrictions, and conditions, and agrees to abide by all such limitations, restrictions, and conditions, as follows:
          (a) The licenses granted under this Agreement do not authorize NVIDIA, or any sublicensed NVIDIA Subsidiary, to manufacture (or have manufactured) products on behalf of any third party as a foundry, contract manufacturer, or in any similar capacity. By way of illustration and without limiting the foregoing, NVIDIA is not authorized to practice or use the Licensed Patents, Transmeta Technology, or Transmeta Technology Deliverables to make or Have Made any products based on any design that (in whole or in substantial part) has been provided to NVIDIA by a third party, where such products are to be supplied substantially exclusively to such third party or substantially exclusively to customers of, and as directed by, such third party.

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          (b) In the event of any assignment or transfer to a third party of this Agreement by NVIDIA, whether by operation of law, in connection with a Change of Control, or otherwise (for example and without limitation, in connection with or as a result of a merger of NVIDIA into a third party or the acquisition of NVIDIA’s assets by a third party), the licenses granted under this Agreement shall not extend to cover any pre-existing products of the Merger Partner or Acquiring Person, any subsequent versions thereof that are substantially based upon the design of such pre-existing products of the Merger Partner or Acquiring Person, or any later-released products of the Merger Partner or Acquiring Person that are not substantially based on a product that was an NVIDIA Product immediately prior to the assignment or other transfer of this Agreement. However, for avoidance of doubt, the licenses granted under this Agreement will continue to apply to the NVIDIA Products as they existed immediately prior to such assignment or transfer and to any subsequent versions thereof that are substantially based upon the design of such pre-existing NVIDIA Products.
          (c) NVIDIA’s and its Subsidiaries’ rights in and to the Licensed Patents and in and to the Transmeta Technology, Transmeta Technology Deliverables, and Transmeta’s Intellectual Property rights therein, are limited to those licenses and rights expressly granted in this Agreement. Transmeta reserves for itself all rights in and to the Licensed Patents, Transmeta Technology, Transmeta Technology Deliverables and Intellectual Property Rights therein not expressly granted to NVIDIA hereunder. For the avoidance of doubt, NVIDIA is not deemed to be an acquiror or assignee of, or successor to, Transmeta or any of its Subsidiaries by reason of this Agreement.
          (d) In the event of any Change of Control of Transmeta or any of its Subsidiaries, or any assignment or transfer of this Agreement by Transmeta, the licenses granted pursuant to this Agreement shall not be construed as granting any rights under, or as otherwise applying to, any Intellectual Property Rights of the Merger Partner, Acquiring Person, or other acquirer, assignee, transferee, or successor of Transmeta or the applicable Subsidiary, except to the extent such Intellectual Property Rights would otherwise be subject to the licenses granted above in the absence of such Change of Control, assignment, transfer, or succession.
3. DELIVERY
Following the execution of this Agreement by both Parties, Transmeta will deliver the Transmeta Technology Deliverables to NVIDIA by means of electronic delivery (e.g., by FTP download), by a “Load and Leave” process, or by other means reasonably acceptable to the Parties, it being understood that Transmeta shall have no obligation, and has no intent, to deliver any tangible articles to NVIDIA under this Agreement. NVIDIA acknowledges that it has been given a full and reasonable opportunity to review, and has reviewed, the Transmeta Technology Deliverables prior to execution of this Agreement, and that Transmeta shall have no obligation under the preceding sentence to deliver any items beyond those previously made available for NVIDIA’s review. Except as set forth in this Section 3, Transmeta will have no obligation to furnish NVIDIA or any of its Subsidiaries with any technology, information, materials, services, updates, support, or assistance of any kind. NVIDIA acknowledges and agrees that in no event shall Transmeta have any obligation to create or develop, or deliver to NVIDIA, any new technology, information, materials, or data. Upon completion of the delivery set forth in the first sentence of this Section 3, Transmeta shall have fully and completely satisfied its delivery obligation under this Agreement to deliver the Transmeta Technology Deliverables to NVIDIA.

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4. COVENANT NOT TO SUE
     4.1 Covenant by Transmeta. For a period of [* * *] following the Effective Date, and contingent upon receipt by Transmeta of the entire License Fee set forth in Section 6.1, Transmeta covenants that it will not assert, and it will ensure that none of its Subsidiaries asserts, any claim of infringement of any Patent against (a) NVIDIA or any of its Subsidiaries based upon the manufacture, use, sale, offer for sale, or importation of products or services that are within the NVIDIA Field of Use or (b) with respect to their use of any products or services within the NVIDIA Field of Use that are provided by NVIDIA or any of its Subsidiaries, any of its or their direct or indirect customers (including end users), suppliers (including licensors), or distributors.
     4.2 Covenant by NVIDIA. For a period of [* * *] following the Effective Date, NVIDIA covenants that it will not assert, and it will ensure that none of its Subsidiaries asserts, any claim of infringement (including contributory infringement and inducing infringement) of any Patent against Transmeta or any of its Subsidiaries based upon or arising from the licensing by Transmeta or any its Subsidiaries to any third party of the Transmeta Technology and/or Licensed Patents, including the provision by Transmeta or any of its Subsidiaries of the Transmeta Technology Deliverables to any third party. This covenant is not intended to exhaust any of NVIDIA’s or its Subsidiaries’ patents or confer any rights or benefits on any third party, including any licensee of Transmeta or its Subsidiaries. This covenant will apply to Transmeta and its Subsidiaries only when Transmeta or a Transmeta Subsidiary grants a license to the Transmeta Technology or Licensed Patents to a third party (a “Licensee”) in a binding written agreement that includes an express acknowledgement by the Licensee that no rights in any NVIDIA patents are granted or conferred upon the Licensee as a result of the exhaustion doctrine or the doctrine of implied licenses or otherwise.
     4.3 Beneficiaries; Termination. The covenants set forth in Sections 4.1 and 4.2 do not and will not bind or benefit any third party, except as expressly set forth above. The covenants set forth above will immediately and automatically terminate upon the earlier of: (a) the [* * *] of the Effective Date; and (b) a Change of Control of either NVIDIA or Transmeta. Further, except in connection with a Change of Control, any transfer or assignment of this Agreement or the covenant obligations or covenant rights hereunder by a Party to any third party will automatically terminate the other Party’s and its Subsidiaries’ covenant under this Section 4.
5. RELEASE
     5.1 Release of Actions Prior to Effective Date. Following the execution of this Agreement by both Parties, and contingent upon receipt by Transmeta of the entire License Fee set forth in Section 6.1, each Party (as “Releasor”), on behalf of itself and its Subsidiaries as of the Effective Date, releases the other Party, all of such other Party’s Subsidiaries as of the Effective Date, and all of its and their respective current and former officers, employees, agents, directors, shareholders, and owners (collectively, the “Representatives”) from any and all claims of infringement of any Patent owned or controlled by the Releasor or its Subsidiaries based upon activities occurring on or before the Effective Date. In addition, each Releasor, on behalf of itself and its Subsidiaries as of the Effective Date, releases the other Party’s and its Subsidiaries’ suppliers (including licensors) and direct and indirect customers (including end users) from all claims of infringement of any Patent owned or controlled by the Releasor or its Subsidiaries

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based upon the manufacture, use, sale (or license), offer for sale (or license), or importation of products or services provided by the other Party or any of its Subsidiaries on or before the Effective Date. If any action on the part of any Subsidiary of a Party is necessary to make the releases above fully effective, such Party shall ensure that such Subsidiary takes such action.
     5.2 Release of Unknown Claims. The release contained in this Agreement extends to claims to which the Parties and their respective Subsidiaries do not know or suspect to exist in their favor, which if known by them, would have materially affected their decision to enter into the release contained in this Agreement. Each of the Parties, on behalf of itself and its Subsidiaries as of the Effective Date, acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California, which is quoted as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW, OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
     The Parties expressly waive their right under Section 1542 as to any unknown claims within the scope of the release under this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that the release given under this Section 5 is limited to claims of patent infringement and is not a “general release” of any other related claims, known or unknown, that may be based on a common set of transactions or occurrences or depend on a common nucleus of operative facts.
     5.3 Claims not Released. Notwithstanding anything set forth in this Section 5 or elsewhere in this Agreement, nothing in this Agreement is or will be effective to release a Party, its Subsidiaries or that Party’s or its Subsidiaries’ Representatives, suppliers (including licensors) and direct and indirect customers (including end users) from any claims an acquiror, transferee, assignee, or successor of the Releasor or of the Releasor’s Subsidiaries may have prior to the effective date of such acquisition, transfer, assignment, or succession.
6. PAYMENTS
     6.1 License Fee. Within [* * *] business days after Transmeta’s delivery of the Transmeta Technology Deliverables pursuant to the first sentence of Section 3, and subject to Section 6.2 below, NVIDIA will pay (or will cause NVIDIA Sub to pay) to Transmeta a one-time, non-refundable license fee of twenty-five million United States dollars (U.S. $25,000,000) (“License Fee”). Transmeta will credit twenty-five thousand United States dollars (U.S. $25,000) of the License Fee to the Fees owed by NVIDIA to Transmeta pursuant to that certain Design Evaluation Agreement between the Parties dated [* * *].
     6.2 Payment Terms. The entire amount of the License Fee specified in this Agreement will be paid in U.S. dollars. NVIDIA shall pay (or will cause NVIDA Sub to pay) the entire License Fee to Transmeta, without deduction or withholding of taxes or other fees or costs, by wire transfer for the account of Transmeta to such account as Transmeta may indicate by written notice to NVIDIA. Transmeta will provide written notice of its wire transfer instructions to NVIDIA no later than [* * *] business days after its initial delivery of the Transmeta Technology Deliverables to NVIDIA pursuant to the first sentence of Section 3. If

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Transmeta fails to provide written notice of its wire transfer instructions to NVIDIA by then, then for each additional day before Transmeta provides such written notice to NVIDIA, NVIDIA will have an additional day to pay the License Fee to Transmeta.
7. PUBLICITY
Promptly after execution of this Agreement by both Parties, NVIDIA and Transmeta will cooperate with one another to prepare and issue a mutually agreed-upon press release regarding the relationship established by this Agreement. Neither Party shall issue any other press release or other public statement regarding this Agreement or either Party’s rights or obligations hereunder without the other Party’s prior written approval of such press release or other public statement, which approval shall not be unreasonably withheld or delayed.
8. TERM AND TERMINATION
     8.1 Term. This Agreement will begin on the Effective Date and will remain in force perpetually unless and until terminated in accordance with Section 8.2.
     8.2 Termination of Agreement. Transmeta will have the right to terminate this Agreement, including the licenses granted in Section 2, by written notice to NVIDIA due to NVIDIA’s failure to pay the License Fee as set forth in Section 6, if such failure is not corrected within ten (10) business days after Transmeta provides written notice thereof to NVIDIA. Transmeta will not have the right to terminate this Agreement, or any license rights granted to NVIDIA in this Agreement, for any other reason including any other breach of this Agreement by NVIDIA. Both Parties acknowledge that Transmeta will have the right to seek other remedies, including monetary damages and injunctive relief, for any breach of this Agreement by NVIDIA, and without limiting or waiving any such other remedies, Transmeta irrevocably and unconditionally waives any right it may have, under any principle of equity or any other legal theory, to terminate any of the license rights granted to NVIDIA in this Agreement due to any breach of this Agreement (other than the obligation to pay the License Fee) by NVIDIA or any other act, conduct, or omission on the part of NVIDIA (other than a failure to pay the License Fee). NVIDIA may not terminate this Agreement for any reason.
     8.3 Effect of Termination of Agreement. Upon termination of this Agreement by Transmeta pursuant to Section 8.2: (i) all license rights of NVIDIA under Section 2.1, and all sublicenses granted under Section 2.2, will immediately and automatically terminate; and (ii) NVIDIA and its sublicensed Subsidiaries shall promptly return to Transmeta or destroy all copies, in whatever form, of the Transmeta Technology Deliverables in its or their possession or control (and, to the extent commercially reasonable, any copies provided by NVIDIA or an NVIDIA Subsidiary that are in the possession or control of any third party).
     8.4 Survival. The rights and obligations of the Parties under Sections 8.3, 8.4, 9, 10, 11, 12, 13 and 14 of this Agreement will survive termination of this Agreement for any reason.
9. CONFIDENTIALITY
     9.1 Confidentiality Obligations. NVIDIA, on behalf of itself and its Subsidiaries, acknowledges and agrees that the Transmeta Technology and Transmeta Technology

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Deliverables may contain valuable proprietary, confidential and trade secret information of Transmeta. Accordingly, NVIDIA will restrict the disclosure of the Transmeta Technology and Transmeta Technology Deliverables to its Subsidiaries and to suppliers (including foundries and other contract manufacturers), customers, and distributors as allowed under Sections 2.1 and 2.2, and will not use the Transmeta Technology or Transmeta Technology Deliverables in a manner that is outside the scope of the license rights granted to NVIDIA in this Agreement and, with respect to copyrighted materials included in the Transmeta Technology Deliverables, would not be considered “fair use” of those materials within the meaning of U.S. copyright law. NVIDIA and its Subsidiaries shall use at least the efforts and procedures that NVIDIA ordinarily uses with respect to its own confidential information and trade secrets, but in no event will NVIDIA use less than reasonable efforts, to protect and to maintain the confidentiality of all of the Transmeta Technology and Transmeta Technology Deliverables while the Transmeta Technology and Transmeta Technology Deliverables are in the possession or control of NVIDIA or its Subsidiaries. When disclosing the Transmeta Technology or Transmeta Technology Deliverables to third parties as allowed under Sections 2.1 and 2.2, NVIDIA and its Subsidiaries will use the same efforts and procedures to protect the confidentiality of the Transmeta Technology or Transmeta Technology Deliverables being disclosed as NVIDIA and its Subsidiaries use to protect their own confidential information of similar nature and value.
     9.2 Equitable Relief. NVIDIA, on behalf of itself and its Subsidiaries, acknowledges and agrees that, in the event of a breach by NVIDIA or its Subsidiaries of the restrictions, limitations, or conditions set forth in this Agreement with respect to the disclosure and/or use of the Transmeta Technology and the Transmeta Technology Deliverables, in addition to any and all other remedies available at law, in equity or otherwise to Transmeta and its Subsidiaries, Transmeta and its Subsidiaries shall have the right to seek specific performance, a temporary restraining order, preliminary and permanent injunctions and any other appropriate equitable relief restraining and remedying any breach or threatened breach of the requirements of confidentiality or any other restrictions, limitations, or conditions on use or disclosure set forth in this Agreement.
     9.3 Confidentiality of this Agreement. Neither Party shall disclose this Agreement or any portion thereof without the prior written consent of the other Party.
     9.4 Disclosure Exceptions. The foregoing obligations of Section 9.3 shall not restrict either Party from disclosing the terms of this Agreement: (i) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the Party required to make such a disclosure gives reasonable notice to the other Party, to the extent reasonably practicable, so that the other Party may contest such an order or requirement or seek confidential treatment; (ii) on a confidential basis to its legal or professional advisors; (iii) as required under applicable securities laws, rules and regulations; (iv) subject to execution of reasonable and customary written confidentiality agreements consistent with the restrictions set forth herein, to present or future providers of capital and/or potential acquirers of such Party or its assets associated with the subject matter of this Agreement; and (v) as required to enforce its rights under the Agreement.
     9.5 Exclusions. The obligations set forth in Section 9.1 will not apply to any information that: (i) is or becomes generally known to the public through no fault or breach of this Agreement by the receiving Party; (ii) was rightfully known to the receiving Party at the

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time of disclosure without an obligation of confidentiality owned to the disclosing Party; (iii) was independently developed by the receiving Party without use of the disclosing Party’s Confidential Information; or (iv) the receiving Party rightfully obtains from a third Party without restriction on use or disclosure.
10. OWNERSHIP
     10.1 Intellectual Property Ownership. It is acknowledged and agreed by the Parties that nothing in this Agreement shall affect either Party’s ownership of any Intellectual Property Rights, whether existing as of the Effective Date or arising thereafter.
     10.2 Proprietary Notices. NVIDIA and its Subsidiaries will not delete or in any manner alter the patent, copyright, trademark, and other proprietary rights notices of Transmeta (and its suppliers, if any) appearing on the documents and computer readable media (including the Transmeta Technology and/or Transmeta Technology Deliverables), as provided or otherwise made available by Transmeta hereunder.
11. NO WARRANTIES
THE LICENSED PATENTS, TRANSMETA TECHNOLOGY, AND TRANSMETA TECHNOLOGY DELIVERABLES ARE LICENSED AND MADE AVAILABLE BY TRANSMETA UNDER THIS AGREEMENT “AS IS” AND WITH ALL FAULTS. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRANSMETA EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES AND CONDITIONS WITH RESPECT TO THE LICENSED PATENTS, TRANSMETA TECHNOLOGY, AND TRANSMETA TECHNOLOGY DELIVERABLES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING: (a) ANY WARRANTY OR REPRESENTATION AS TO THE VALIDITY, SCOPE, OR ENFORCEABILITY OF THE LICENSED PATENTS OR THAT NVIDIA’S EXERCISE OF THE RIGHTS GRANTED HEREUNDER WILL NOT INFRINGE THE RIGHTS OF ANY THIRD PARTIES; AND (b) ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, COMPLETENESS, SUFFICIENCY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, OR NON-INFRINGEMENT; EVEN IF TRANSMETA HAS BEEN MADE AWARE OF ANY PARTICULAR NVIDIA REQUIREMENTS. THE TRANSMETA TECHNOLOGY AND TRANSMETA TECHNOLOGY DELIVERABLES INCLUDE MATERIALS THAT ARE SUBJECT TO OPEN-SOURCE LICENSING TERMS AND CONDITIONS.
12. INDEMNITY
Subject to Section 13, NVIDIA agrees to and shall defend, at its own expense, and indemnify Transmeta and its Subsidiaries for all monetary damages finally awarded or agreed to in settlement as a result of:
(a)	any claims of patent infringement (including contributory infringement and inducing infringement) asserted in any legal action or proceeding by a Potential Patent Claimant (as defined in Exhibit D) against Transmeta or its Subsidiaries to the extent (and solely to the extent) that such claims are based on NVIDIA’s, its Subsidiaries’, or any of its or their sublicensees’, joint development partners’,

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direct and indirect customers’, or agents’ Exploitation or other use of the Transmeta Technology or Transmeta Technology Deliverables licensed or provided to NVIDIA pursuant to this Agreement; or

(b)	any third-party claims for breach of confidentiality, misappropriation of trade secrets, or copyright infringement arising solely from (i) Transmeta’s delivery or disclosure to NVIDIA of Third Party Materials included in the Transmeta Technology Deliverables or (ii) NVIDIA’s or its Subsidiaries’ Exploitation of such Third Party Materials. As used above, “Third Party Materials” means data, works of authorship, proprietary or confidential information, software code, or other information or materials that Transmeta or a Transmeta Subsidiary has lawfully obtained from a third party (without breaching any contract, infringing any copyrights, misappropriating any trade secrets, or otherwise engaging in any activity or conduct that is illegal or violates a third party’s rights) prior to its delivery or disclosure thereof to NVIDIA.
NVIDIA’s obligations under this Section 12 are subject to the following conditions:
(i)	Transmeta must give NVIDIA prompt written notice of the claims for which Transmeta seeks indemnification;

(ii)	Transmeta must tender complete control of the defense and settlement of such claims to NVIDIA (except that NVIDIA may not agree, without Transmeta’s prior written consent, to any settlement that would impose any material restriction, liability, or obligation on Transmeta or its Subsidiaries, including any material restriction on Transmeta’s or its Subsidiaries’ right to Exploit the Transmeta Technology or Licensed Patents, or any obligation that would require Transmeta or any of its Subsidiaries to license, transfer, or otherwise dispose of any material portion of the Transmeta Technology or Licensed Patents, it being understood that Transmeta will not unreasonably withhold such consent); and

(iii)	Transmeta must reasonably cooperate with NVIDIA in the defense of such claims.
13. LIMITATION OF LIABILITY
     13.1 Exclusion of Damages. EXCEPT WITH RESPECT TO ANY BREACH OF NVIDIA’S OR ITS SUBSIDIARIES’ OBLIGATIONS UNDER SECTION 9.1, OR ANY VIOLATION OF THE LIMITATIONS OR RESTRICTIONS ON THE SCOPE OF THE LICENSES GRANTED TO NVIDIA HEREUNDER, NEITHER PARTY (INCLUDING ITS SUBSIDIARIES) WILL BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES BASED ON LOSS OF USE, DATA, BUSINESS, PROFITS, OR GOODWILL OR BASED ON COST OF COVER) IN CONNECTION WITH, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR ANY USE BY NVIDIA (OR ANY OF ITS SUBSIDIARIES, AGENTS OR DIRECT OR INDIRECT CUSTOMERS) OF THE LICENSED PATENTS, TRANSMETA TECHNOLOGY, OR TRANSMETA TECHNOLOGY DELIVERABLES, WHETHER SUCH LIABILITY ARISES FROM ANY

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CLAIM BASED UPON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE, AND WHETHER OR NOT IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THIS SECTION 13.1 SHALL NOT, HOWEVER, BE CONSTRUED AS LIMITING (a) EITHER PARTY’S LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, or (b) THE AMOUNT OF MONETARY DAMAGES FINALLY AWARDED BY A COURT, OR AGREED TO IN A SETTLEMENT, FOR WHICH NVIDIA IS OBLIGATED TO INDEMNIFY TRANSMETA PURSUANT TO SECTION 12.
     13.2 Total Liability
          (a) IN NO EVENT WILL TRANSMETA’S TOTAL CUMULATIVE LIABILITY TO NVIDIA IN CONNECTION WITH, ARISING OUT OF, OR RELATING TO THIS AGREEMENT, FROM ALL CAUSES OF ACTION AND THEORIES OF LIABILITY, EXCEED [* * *] U.S. DOLLARS ($[* * *]).
          (b) EXCEPT FOR ANY FAILURE BY NVIDIA TO PAY THE LICENSE FEE AS SET FORTH IN SECTION 6 AND AS EXPRESSLY PROVIDED IN SECTION 13.2(c), IN NO EVENT WILL NVIDIA’S TOTAL CUMULATIVE LIABILITY TO TRANSMETA IN CONNECTION WITH, ARISING OUT OF, OR RELATING TO THIS AGREEMENT, FROM ALL CAUSES OF ACTION AND THEORIES OF LIABILITY (INCLUDING NVIDIA’S OBLIGATIONS UNDER SECTION 12), EXCEED [* * *] U.S. DOLLARS ($[* * *]).
          (c) IN NO EVENT WILL NVIDIA’S AND ITS SUBSIDIARIES’ TOTAL CUMULATIVE LIABILITY TO TRANSMETA IN CONNECTION WITH, ARISING OUT OF, OR RELATING TO ANY BREACH OF NVIDIA’S OBLIGATIONS UNDER SECTION 9.1 OR ANY LIABILITY FOR NVIDIA’S OR ITS SUBSIDIARIES’ INFRINGEMENT OR MISAPPROPRIATION OF TRANSMETA’S OR ITS SUBSIDIARIES’ INTELLECTUAL PROPERTY RIGHTS EXCEED [* * *] U.S. DOLLARS ($[* * *]).
     13.3 Acknowledgment. Each Party acknowledges that the other Party has entered into this Agreement in reliance on the above limitations and exclusions of liability, and on NVIDIA’s promise to indemnify, defend, and hold harmless Transmeta as set forth in Section 12 above, and that the same constitute a material basis of the bargain between the Parties, without which neither Party would enter into this Agreement. The Parties have agreed that the limitations and exclusions specified above will survive any expiration or termination of this Agreement and will apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.
14. GENERAL PROVISIONS
     14.1 Assignment. Neither Party may assign or transfer this Agreement and/or any rights and/or obligations hereunder, in whole or in part, whether by operation of law or otherwise, without the other Party’s express prior written consent, which consent will not be unreasonably withheld or delayed. Notwithstanding the immediately preceding sentence, either Party may assign or transfer this Agreement in connection with a Change of Control of that Party to a Merger Partner or the Acquiring Person in that Change of Control. Any attempt to assign or

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transfer this Agreement other than as specifically permitted by this Section 14.1 shall be null and void and without effect. Any assignment or transfer of this Agreement shall be subject to the provisions of Section 2.3(b), Section 2.3(d) and Section 4. Subject to the foregoing or as provided otherwise in this Agreement, the rights and obligations of the Parties will be binding upon and inure to the benefit of the Parties’ permitted successors and lawful transferees and assigns.
     14.2 Independent Contractors. In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the Parties hereto. Neither Party will have the power to bind the other Party or incur obligations on the other Party’s behalf without the other Party’s prior written consent.
     14.3 Notice. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery services, or by certified mail, and in each instance will be deemed given upon receipt. All communications will be sent to the addresses set forth below or to such other address as may be specified by either Party to the other in accordance with this Section. Either Party may change its address for notices under this Agreement by giving written notice to the other Party by the means specified in this Section.

If to Transmeta:	If to NVIDIA and/or NVIDIA Sub:

President	Chief Financial Officer
Transmeta Corporation	NVIDIA Corporation
2540 Mission College Blvd.	2701 San Tomas Expressway
Santa Clara, CA 95054	Santa Clara, CA 95050

With copies to:	With copy to:
General Counsel	General Counsel
Transmeta Corporation	NVIDIA Corporation
2540 Mission College Blvd.	2701 San Tomas Expressway
Santa Clara, CA 95054	Santa Clara, CA 95050

Mark A. Leahy, Esq.
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
     14.4 Compliance with Export Control Laws. NVIDIA will comply fully with all relevant export laws and regulations of the United States and all other countries having competent jurisdiction (“Export Laws”) to ensure that neither the Transmeta Technology, Transmeta Technology Deliverables nor any direct product thereof or technical data related thereto is: (i) exported or re-exported directly or indirectly in violation of Export Laws; or (ii) used for any purposes prohibited by the Export Laws, including nuclear, chemical, or biological weapons proliferation.

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     14.5 Waiver. No failure by either Party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights, and no waiver of a breach in a particular situation will be held to be a waiver of any other or subsequent breach.
     14.6 Severability. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent possible, and the other provisions of this Agreement will remain in force.
     14.7 Non-Exclusive Remedy. Except as otherwise set forth in this Agreement, the exercise by either Party of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.
     14.8 Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of California without reference to its conflict of laws principles. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Northern District of California and the Parties hereby irrevocably: (a) consent to the personal jurisdiction of such courts and venue therein; and (b) waive any objections based on any such court’s inconvenience as a forum.
     14.9 Construction. No rule of strict construction shall be applied in the interpretation of this Agreement. Section headings are for convenience only and are not to be taken into consideration in the interpretation of this Agreement. Unless otherwise expressly stated in this Agreement: (a) the words “including” and “includes”, and any variations thereof, will be read as if followed by the words “without limitation” and shall not be taken as expressions of limitation; and (b) whenever a Party’s consent or approval is required, such Party may grant or withhold such consent or approval in its absolute discretion.
[REMAINDER OF PAGE INTENTIONALY LEFT BLANK.]

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     14.10 Entire Agreement. This Agreement, including its exhibits, constitutes the complete and exclusive understanding and agreement between the Parties relating to the subject matter hereof and supersedes all contemporaneous and prior understandings, agreements, and communications (both written and oral) relating to its subject matter. No modifications, alterations, or amendments will be effective unless in writing signed by duly authorized representatives of both Parties.
     14.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, the Parties and NVIDIA Sub have caused this Agreement to be executed by their duly authorized representatives, to be effective as of the Effective Date.

TRANSMETA CORPORATION:		NVIDIA CORPORATION:

By:	/s/ LESTER M. CRUDELE	By:	/s/ DAVID M. SHANNON

Name:	Lester M. Crudele	Name:	David M. Shannon
Title:	President & Chief Executive Officer	Title:	General Counsel
Date:	July 31, 2008	Date:	July 31, 2008

NVIDIA International, Inc.

		By:	/s/ NIGEL B. ALLEN

		Name:	Nigel B. Allen
		Title:	Director
		Date:	July 31, 2008

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EXHIBIT A
Architecture Technology
[* * *]

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EXHIBIT B
LongRun2 Technology
[* * *]

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EXHIBIT C
Licensed Patents
Transmeta represents and warrants that Exhibit C contains a complete and accurate list of all U.S. patent applications (including continuations, continuations in part, and divisionals) and issued U.S. patents (including reissues and reexaminations) that are in Transmeta’s possession, custody, or control, or that Transmeta has the right or ability to license, as of the Effective Date. Transmeta further represents and warrants that each non-U.S. patent or patent application owned or controlled by Transmeta or any of its Subsidiaries as of the Effective Date is a foreign counterpart of at least one of the U.S. patents or patent applications listed below and, therefore, is a Licensed Patent.
[* * *]

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EXHIBIT D
Potential Patent Claimants
[* * *]